Exhibit 10.1

CLOVIS ONCOLOGY, INC.

This agreement (this “Agreement”) effective as of July 31, 2015 (the “Effective Date”), is entered into by and between Andrew Allen (referred to herein as “you”) and Clovis Oncology, Inc. (the “Company”) and is intended to set forth our mutual agreement in respect of your continued service with the Company from and after the Effective Date in the context of your starting a new company to be called Gritstone Oncology, Inc. (“Gritstone”). Reference is hereby made to (i) that certain Employment Agreement, dated August 24, 2011, by and between you and the Company (the “Employment Agreement”), and (ii) that certain Confidentiality, Non-Interference and Invention Assignment Agreement, dated August 24, 2011 (the “Non-Interference Agreement”). By signing below, you hereby confirm that you have resigned pursuant to Section 8(f) of the Employment Agreement from any and all positions that you hold with the Company, including as the Company’s Executive Vice President of Clinical and Pre-Clinical Development and Chief Medical Officer, effective as of the close of business on the Effective Date.

Effective on the first business day following the Effective Date and for a period of one (1) year thereafter (the “Consulting Period”), the Company has agreed to engage you, and you have agreed to provide services to the Company, as a consultant; provided, however, that the Consulting Period may be extended for successive one (1) year periods on each anniversary of the Effective Date, with your agreement and the approval by the board of directors of the Company (the “Board”); provided, further, that the Consulting Period may be terminated earlier at the discretion of the Company in the event that you engage in conduct that constitutes “Just Cause” (as defined in the Employment Agreement) or if you violate, or attempt to violate, any of the provisions of Section 5(b) of the Non-Interference Agreement or the terms of this Agreement. In addition, the Company hereby agrees that any and all activity in which you engage with respect to the development and funding of Gritstone shall not be deemed to be violative of Section 5(a) of the Non-Interference Agreement.

Notwithstanding any provision of the Non-Interference Agreement to the contrary, you hereby acknowledge and agree that for purposes of the Non-Interference Agreement, “Post-Termination Non-Interference Period” shall mean the period commencing as of the Effective Date and ending on the later of (x) the twelve (12) month anniversary of such date, and (y) the expiration of the Consulting Period, as may be extended from time to time, with your consent and the approval by the Board. During the Consulting Period, it is expected that you will be available to consult with the Company’s executive officers telephonically at such times as may be reasonably requested by any of them and you agree to render your assistance and participation, giving at all times the full benefit of your knowledge, expertise, technical skill and ingenuity, in support of the Company. You agree that you will perform your consulting services as an independent contractor, and not as an employee, agent or representative of the Company or any of its direct or indirect subsidiaries or affiliates (collectively, the “Company Group”), and unless authorized in writing by the Company, you will not have the power or authority to act on behalf of, or bind in any way, any member of the Company Group.

In consideration for your consulting services, the Company hereby agrees that, during the Consulting Period, you shall continue to vest in any outstanding stock options to purchase the Company’s common stock granted to you prior to the Effective Date in accordance with the terms of the applicable plan and option agreement pursuant to which such options were granted as if your employment had continued during the Consulting Period and you shall not be deemed to have experienced a termination of your employment or service for purposes of such outstanding stock options until the expiration or termination of the Consulting Period. Notwithstanding the foregoing, upon any termination of your engagement for Just Cause or due to a violation, or attempted violation, of Section 5(b) of the Non-Interference Agreement or this Agreement, any and all stock options to purchase the Company’s common stock held by you (whether vested or unvested) shall immediately terminate, and the Company shall have no further obligations to you under this Agreement thereafter.

As an independent contractor, you will be solely responsible for payment of all applicable taxes payable in respect of amounts payable to you under this Agreement, and neither the Company nor any other member of the Company Group will withhold for taxes from any such amounts. In addition, you understand and agree that you are not eligible by virtue of your engagement as a consultant to participate in any of the employee benefit plans or programs of the Company Group (other than as may be required by applicable law in connection with your termination of employment). In the event that this consulting arrangement is reclassified as employment by any governmental agency or court, you further agree that you will not seek to participate in or benefit from any of the employee benefit plans or programs of the Company Group as a result of such reclassification.

You acknowledge that, during the course of your engagement, you will have access to, and be in close contact with, confidential and proprietary information about the Company Group. In recognition of the foregoing, you hereby reaffirm all confidentiality, non-interference, invention assignment or similar covenants previously made by you in favor of the Company Group, including, but not limited to, those provided in the Non-Interference Agreement. You hereby acknowledges and agree that this Agreement and the Non-Interference Agreement will be considered separate contracts, and the Non-Interference Agreement will survive the termination of this Agreement for any reason.

The terms contained in this Agreement constitute and embody our full and complete understanding and agreement with respect to your resignation as an employee of the Company and engagement as a consultant for the Company, and supersede and replace any prior or contemporaneous agreements or understandings, written or oral, concerning such subject matter. The terms of this Agreement may be modified only by a writing duly executed by you and the Company, and this Agreement, and your obligations hereunder, may not be assigned by you without the prior written consent of the Company. The benefits and obligations contained in this Agreement will inure to the benefit of and be binding upon the Company and its respective successors and assigns.

This Agreement will be governed under the laws of the state of Colorado, without giving effect to the choice of law principles thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date written below. The execution of this Agreement may be by actual or facsimile signature.

AGREED AND ACCEPTED

CLOVIS ONCOLOGY, INC.

By:	/s/Erle T. Mast Name: Erle T. Mast Title: Executive Vice President and Chief Financial Officer

Date:	August 6, 2015

AGREED AND ACCEPTED

as of the 6 day of August 2015:

/s/Andrew R. Allen Andrew R. Allen